Exhibit 99.1

NEWS RELEASE—for immediate release

Alexza Receives Complete Response Letter for ADASUVE™ NDA

Complete Response Letter Outlines Manufacturing Deficiencies

Conference Call Scheduled for Tomorrow at 8:00 a.m. Eastern Time, May 4, 2012

Mountain View, California—May 3, 2012—Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) regarding its New Drug Application (NDA) for ADASUVE™ (loxapine) inhalation powder, 5 mg and 10 mg. The CRL was issued by FDA’s Center for Drug Evaluation and Research indicating that the NDA review cycle is complete and the application is not ready for approval in its present form. ADASUVE is being developed for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults.

In the CRL, the FDA noted, “During a recent inspection of the Mountain View, CA manufacturing facility for this application, our field investigator conveyed deficiencies to the representative of the facility. Satisfactory resolution of these deficiencies is required before this application may be approved.” Alexza believes the deficiencies are medical device specific and readily addressable. Alexza plans to meet with the FDA to gain a better understanding of the specific deficiencies and this meeting will be scheduled as soon as practical. Alexza looks forward to working to resolve the remaining issues in a timely manner.

There were no new clinical or safety issues identified and there were no other deficiencies outlined in the CRL. With respect to the ADASUVE Risk Evaluation and Mitigation Strategy (REMS), the CRL stated that discussions can continue on the proposed REMS after the response to the action letter has been submitted. The CRL also contained comments on Alexza’s draft product labeling. Alexza believes that there is substantial agreement between Alexza and the FDA on the REMS and product labeling.

Conference Call Information—8:00 a.m. Eastern Time on May 4, 2012

To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PG7Q7BCVY.

To access the live conference call via phone, dial 888-679-8040. International callers may access the live call by dialing +1-617-213-4851. The reference number to enter the call is 19038430.

The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or +1-617-801-6888 for international callers. The reference number for the replay of the call is 44033163. A replay of the call will be available for two weeks following the event.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE™ (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation in adults with schizophrenia or bipolar disorder. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a CRL from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010, a REMS guidance meeting with the FDA in April 2011, and the ADASUVE NDA was resubmitted in August 2011. In December 2011, the ADASUVE NDA was the subject of an advisory committee meeting. In January 2012, Alexza received notice of a 90-day extension of the PDUFA goal date, from February 4, 2012 to May 4, 2012. In May 2012, Alexza received a second CRL outlining manufacturing deficiencies.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

This news release and the planned conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the potential of the Company to adequately address the issues in the recently received CRL, the timing of the Company’s response to the CRL, the timing and prospects for regulatory approval to market ADASUVE in the U.S., the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries and the adequacy of the Company’s capital to support the Company’s operations, the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King President and CEO 650.944.7634 tking@alexza.com